Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-213157) and S-8 (No. 333-219110) of Virtu Financial, Inc. of our report dated February 24, 2017 relating to the consolidated financial statements of KCG Holdings, Inc. which are incorporated by reference in this Current Report on Form 8-K of Virtu Financial, Inc.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 20, 2017